EXHIBIT (c)

                             ANALYTIC INVESTORS, LLC


                        PROXY VOTING POLICY AND PROCEDURE


                  Analytic Investors, LLC ("Analytic") assumes a fiduciary responsibility to vote proxies in the best interest of its clients. In addition, with respect to benefit plans under the Employee Retirement Income Securities Act (ERISA), Analytic acknowledges its responsibility as a fiduciary to vote proxies prudently and solely in the best interest of plan participants and beneficiaries. So that it may fulfill these fiduciary responsibilities to clients, Analytic has adopted and implemented these written policies and procedures reasonably designed to ensure that it votes proxies in the best interest of clients.

                  Proxy Oversight Committee

                  Analytic acknowledges that it has a duty of care to its clients that requires it to monitor corporate events and vote client proxies. Analytic has established a Proxy Oversight Committee (the "Committee"), to oversee the proxy voting process. The Committee consists of at least one of the firm's Chief Investment Officer, the Chief Compliance Officer, and the Proxy Coordinator. The Committee seeks to develop, recommend, and monitor policies governing proxy voting. The adopted guidelines for proxy voting have been developed to be consistent, wherever possible, with enhancing long-term shareholder value and leading corporate governance practices. Analytic has a policy not to be unduly influenced by representatives of management or any public interest or other outside groups when voting proxies. To this end, Analytic has contracted with an independent proxy voting service (the "Proxy Service").

                  Proxy Voting Service

                  The role of the Proxy Service includes researching proxy matters, executing the voting process, maintaining a record of all proxies voted on behalf of Analytic, advising Analytic of any material conflicts of interest (see below), and providing Analytic with documentation of the voting record. Analytic has opted to delegate all proxy voting to the Proxy Service except for those instances when a conflict of interest (see below) prevents the Proxy Service from voting according to its guidelines. A copy of the voting policy guidelines of the Proxy Service is attached.

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                  Conflicts of Interest

                  Occasions may arise during the voting process in which the best interest of clients might conflict with the Proxy Service's interests. A conflict of interest would generally include (i) business relationships where the Proxy Service has a substantial business relationship with, or is actively soliciting business from, a company soliciting proxies, or (ii) personal or family relationships whereby an employee of the Proxy Service has a family member or other personal relationship that is affiliated with a company soliciting proxies, such as a spouse who serves as a director of a public company, or (iii) if a substantial business relationship exists with a proponent or opponent of a particular initiative.

                  At times of such conflict of interest, the Proxy Service will recuse itself from voting a proxy and notify the Analytic Proxy Coordinator. Upon notification the Proxy Service's recusal from voting, Analytic's Proxy Coordinator will prepare a report to the Proxy Committee that identifies (i) the details of the conflict of interest, (ii) whether or not the conflict is material; and (iii) procedures to ensure that Analytic makes proxy voting decisions based on the best interest of clients, and (iv) a copy of the voting guidelines of the Proxy Service. At least two members of Analytic's Proxy Committee will then vote the proxy, adhering to the original voting policy guidelines provided by the Proxy Service. Analytic's Proxy Committee will not override the voting guidelines of the Proxy Service. A record of the voting by the Proxy Committee will be retained by the Proxy Coordinator.

                  Voting Guidelines

                  Analytic has reviewed the Proxy Service's voting recommendations and have determined that the policy provides guidance in the best interest of our clients. A copy of these guidelines is attached.

                  Proxy Voting Record

                  The Proxy Coordinator will maintain a record containing the following information regarding the voting of proxies: (i) the name of the issuer, (ii) the CUSIP number (or similar security identification information),
(iii) the shareholder meeting date, (iv) number of shares voted, (v) a brief description of the matter brought to vote; (vi) whether the proposal was submitted by management or a shareholder, (vii) how the Service voted the proxy (for, against, abstained), and (viii) whether the proxy was voted for or against management.

                  Obtaining a Voting Proxy Report

                  Clients may request a copy of the guidelines governing proxy voting and/or a report on how their individual securities were voted by calling Analytic's Proxy Coordinator at 1-800-618-1872. The report will be provided free of charge.

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                  Recordkeeping

                  Pursuant to Rule 204-2 of the Investment Advisers Act of 1940, Analytic will maintain the following records for five years in an easily accessible place, the first two years in its office:


                  o Analytic's proxy voting policies and procedures, as well as the voting guidelines of the Proxy Service

                  o Proxy statements received regarding client securities (proxy statements filed via EDGAR will not be separately maintained by Analytic)

                  o        Records of votes cast on behalf of clients

                  o Records of written client requests for voting information

                  o Records of written responses from Analytic to both written and verbal client requests

                  o Any other documents prepared that were material to Analytic's decision to vote a proxy or that memorialized the basis for the decision.